Exhibit 99.1

Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	December 10, 2004 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS FOURTH QUARTER
AND FISCAL 2004 OPERATING RESULTS

CLEVELAND, OH, December 10 Hickok Incorporated (Nasdaq: HICKA.OB), a Cleveland based supplier of products and services for automotive, locomotive, and aircraft industries, today reported results for the fourth quarter and the fiscal year ended September 30, 2004.

For the quarter ended September 30, 2004, the Company recorded a net loss of $51,495 or 4 cents per share, compared with a net loss of $100,695 or 8 cents per share, in the same period a year ago. Sales in the fourth quarter were $2,490,458 down 11% from $2,788,586 a year ago.

For the 2004 fiscal year the Company reported  net income of $659,770 or $.54 per share,  compared with a net loss of $1,773,198 or $1.45 per share, in the same prior year period. Sales were $15,721,038, up 42% compared to $11,037,946 a year ago. Included in the Company's prior year reported loss of $1,773,198 was the cumulative effect of a change in accounting principle related to goodwill of $1,038,542 or 85 cents per share.

Robert L. Bauman, President and CEO, cautioned that the positive operating results for the year were due in part to the Company’s participation in a State of Pennsylvania emissions program during the first half of the fiscal year that resulted in substantial revenues. He continued, such programs are largely one-time events and similar events are unpredictable however there was reason to be optimistic that such events will occur in the future. He also stated that the Company’s core automotive aftermarket business also improved but the Company was still somewhat reliant on large orders that can be unpredictable, subject to delays, and customer release timing.

Backlog at September 30, 2004 was $1,606,000, an increase of 6% from the backlog of $1,522,000 a year earlier. The  increase was due primarily to increased orders of $345,000 for indicators and gauges that depend heavily on the business aircraft market for orders. The increase was offset in part by a decrease in automotive diagnostic products to OEM's and the aftermarket of $35,000, fastening systems of $38,000 and emission products of $187,000. The Company anticipates that most of the current backlog will be shipped in fiscal 2005.

The Company's financial position remains strong, with current assets of $9,262,588 that are 5.8 times current liabilities, and no long-term debt, and working capital of  $7,653,528. These compare to September 30, 2003 current assets of $7,533,629 that were 8.2 times current liabilities, no long-term debt, and working capital of $6,611,140. At September 30, 2004 shareholder's equity was $10,105,705 or $8.30 per share.

Hickok provides products and services primarily for the automotive, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair, emission testing, and nut-running electronic controls used in manufacturing processes. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications and provides repair training programs.

Certain statements in this news release, including discussions of management's expectations for fiscal 2005, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement

	3 MONTHS		12 MONTHS
Period ended September 30	2004	2003	2004	2003
Net sales	$2,490,458	$2,788,586	$15,721,038	$11,037,946
Income (loss) before Income tax	(235,395)	(245,095)	842,870	(1,205,656)
Income (recovery of) taxes	(183,900)	(144,400)	183,100	(471,000)
Net income (loss) before cumulative effect of change in accounting principle, net of tax	(51,495)	(100,695)	659,770	(734,656)
Cumulative effect of change in accounting for Goodwill, net of tax of $536,000	-	-	-	1,038,542
Net income (loss)	(51,495)	(100,695)	659,770	(1,773,198)

Basic income (loss) per share before cumulative effect of accounting change	(.04)	(.08)	.54	(.60)
Basic income (loss) per share	(.04)	(.08)	.54	(1.45)
Diluted income (loss) per share before cumulative effect of accounting change	(.04)	(.08)	.53	(.60)
Diluted income (loss) per share	(.04)	(.08)	.53	(1.45)

Weighted average shares outstanding	1,217,074	1,219,750	1,218,913	1,219,750